Exhibit (a)(4)

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561	September 2, 2022

Ladies and Gentlemen:

We have read Exhibit Item 13. (a)(3) to Form N-CSR dated September 2, 2022 of VanEck VIP Trust and are in agreement with the statements contained in paragraphs 1 and 2 of Exhibit Item 13. (a)(3) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

New York, New York